Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

FORTUNE BRANDS HOME & SECURITY, INC.

and

MASTERBRAND, INC.

Dated as of December 14, 2022

(i)

(ii)

(iii)

EXHIBITS

Exhibit A	Form of Cabinets Amended and Restated Bylaws
Exhibit B	Form of Cabinets Restated Certificate of Incorporation
Exhibit C	Form of Employee Matters Agreement
Exhibit D	Form of Tax Allocation Agreement
Exhibit E	Form of Transition Services Agreement

(iv)

SCHEDULES

Schedule 1.1(a)	Cabinets Financial Instruments
Schedule 1.1(b)	Fortune Brands Financial Instruments
Schedule 1.1(c)	Purchased Cabinets Assets
Schedule 2.5(b)	Cabinets Board
Schedule 3.1(d)	Settlement of Canadian Intercompany Loan Balances and Repatriation of Foreign Cash
Schedule 3.1(e)	Settlement of Mexican Intercompany Loan Balances
Schedule 3.1(f)	United States Receivable Distributions
Schedule 3.2(b)	Distributions to Fortune Brands
Schedule 3.4	Intercompany Accounts
Schedule 3.5	Termination of Existing Intercompany Agreements
Schedule 3.7(a)	Resignations
Schedule 6.7	Signs; Use of Names
Schedule 9.1(a)	Expenses Incurred on or Prior to the Distribution Date
Schedule 10.1(a)	Claims Not Released
Schedule 10.1(b)(i)	Liabilities and Obligations Not Released
Schedule 10.3(d)	Fortune Brands Information in Form 10 Registration Statement or Information Statement or Prospectus
Schedule 10.3(e)	Fortune Brands Information in Form S-8 Registration Statement or Prospectus

(v)

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is made as of December 14, 2022 by and between Fortune Brands Home & Security, Inc., a Delaware corporation (“Fortune Brands”) and MasterBrand, Inc., a Delaware corporation (“Cabinets”), and, as of the date hereof, a wholly-owned subsidiary of Fortune Brands.

WHEREAS, Fortune Brands, through the Cabinets Subsidiaries, is engaged in the Cabinets Business;

WHEREAS, the board of directors of Fortune Brands (the “Fortune Brands Board”) has determined that it would be advisable and in the best interests of Fortune Brands and its stockholders for Fortune Brands to sell to Cabinets the Purchased Cabinets Assets;

WHEREAS, the Fortune Brands Board has determined that it would be advisable and in the best interests of Fortune Brands and its stockholders for Fortune Brands to distribute on a pro rata basis to the holders of shares of Fortune Brands’ common stock, par value $0.01 per share (“Fortune Brands Shares”), without any consideration being paid by the holders of such Fortune Brands Shares, all of the outstanding shares of Cabinets’ common stock, having a par value of $0.01 per share at the time of such distribution (“Cabinets Shares”), owned by Fortune Brands as of the Distribution Date (as hereinafter defined);

WHEREAS, it is the intention of the parties hereto that the Distribution (as defined herein) qualifies as a distribution described in Sections 355 of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, it is the intention of the parties hereto that the Distribution qualify as tax-free to Fortune Brands under Section 355(c) of the Code and that, except for cash received in lieu of fractional Cabinets Shares (if any), the Distribution qualify as tax-free to Fortune Brands stockholders under Section 355(a) of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Distribution and certain other agreements that will govern the relationship of Fortune Brands and Cabinets following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Access Period” has the meaning set forth in Section 11.1(a).

“Action” means any action, claim, demand, suit, petition, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any arbitral body or any court, grand jury or other Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. After the Distribution, Cabinets and Fortune Brands shall not be deemed to be under common Control for purposes hereof due solely to the fact that Cabinets and Fortune Brands have common stockholders.

“Agent” means Equiniti Trust Company, the distribution agent appointed by Fortune Brands to distribute Cabinets Shares pursuant to the Distribution.

“Aggregate Proceeds” has the meaning set forth in Section 3.2(a).

“Agreement” means this Separation and Distribution Agreement, as the same may be amended from time to time in accordance with its terms.

“Arbitration Request” has the meaning set forth in Section 12.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Cabinets” has the meaning set forth in the first paragraph of this Agreement.

“Cabinets Amended and Restated Bylaws” means the amended and restated bylaws of Cabinets, the form of which is attached hereto as Exhibit A.

“Cabinets Balance Sheet” means the balance sheet of Cabinets as of September 25, 2022 included in the Information Statement.

“Cabinets Board” means the board of directors of Cabinets.

“Cabinets Business” means the business of manufacturing and selling kitchen and bathroom cabinets and vanities, as described more fully in the Form 10 Registration Statement. For the sake of clarity, Cabinets Business also includes any other business conducted by any Cabinets Party as of or prior to the date of this Agreement.

“Cabinets Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange Contracts, letters of credit and similar instruments primarily related to the Cabinets Business (determined in good faith by Parties based on the relative benefit of such instrument to the Cabinets Business and the Fortune Brands Business) under which any Fortune Brands Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.1(a).

“Cabinets Indemnified Parties” has the meaning set forth in Section 10.3.

“Cabinets Insured Party” means any Cabinets Party that is a named insured, additional named insured or insured under any Shared Policy.

“Cabinets Liabilities” means, without duplication, (a) all Liabilities of the Cabinets Parties to the extent based upon or arising out of the Cabinets Business or the Purchased Cabinets Assets, (b) all Liabilities of the Fortune Brands Parties to the extent based upon or arising out of the Cabinets Business or the Purchased Cabinets Assets, (c) all Liabilities based upon or arising out of the Cabinets Financial Instruments and (d) all outstanding Liabilities included on the Cabinets Balance Sheet or in the notes thereto and all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Cabinets, or the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of the nature and type of Liabilities included on the Cabinets Balance Sheet; it being understood that to the extent the amount of any Liability included on the Cabinets Balance Sheet or the notes thereto was an estimate thereof, the actual amount of such Liability (rather than the estimated amount) shall be deemed to be a Cabinets Liability for purposes of clause (d). Notwithstanding the foregoing (i) the allocation of Liabilities relating to Taxes shall be governed by the Tax Allocation Agreement and (ii) the allocation of Liabilities relating to the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

“Cabinets LTIP” shall have the meaning set forth in the Employee Matters Agreement.

“Cabinets Parties” means Cabinets, the Cabinets Subsidiaries, and any other Subsidiary of Cabinets (including those formed or acquired after the date hereof).

“Cabinets Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of Cabinets, the form of which is attached hereto as Exhibit B.

“Cabinets Shares” has the meaning set forth in the Recitals.

“Cabinets Subsidiaries” means, collectively, Cabinets and each Subsidiary of Cabinets.

“Canadian Cabinets Parties” means each Subsidiary of Cabinets that is incorporated in Canada.

“CEO Negotiation Request” has the meaning set forth in Section 12.2.

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 8.1(b).

“Code” has the meaning set forth in the Recitals.

“Confidential Information” means any of the following:

(a) any information that is competitively sensitive material to any Fortune Brands Party or Cabinets Party and not generally known to the public, including product planning information, marketing strategies, plans, consumer or customer relationships, consumer or customer profiles, sales estimates, business plans and internal performance results relating to the past, present or future business activities of any Fortune Brands Party or Cabinets Party or the consumers, customers, clients or suppliers of any of the foregoing;

(b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords any Fortune Brands Party or Cabinets Party a competitive advantage over its competitors; or

(c) any confidential or proprietary concepts, ideas, know-how, concepts, methods, processes, formulae, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, trade secrets or other proprietary information, whether or not patentable or copyrightable.

Confidential Information includes all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, computer programs and data, specifications, bills of material, equipment, prototypes and models and any other tangible manifestation (including data in computer or other digital format) of the foregoing.

“Contract” means any written or oral contract, agreement, lease, license, sublicense, assignment, indemnity or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable law, including any amendment thereto, invoice, purchase order, bid and quotation.

“Control” means, as to any Person, the direct or indirect power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled by” and “under common Control” have correlative meanings.

“Conveyancing Instruments” has the meaning set forth in Section 3.9.

“Deferred Asset” has the meaning set forth in Section 3.3(b)(ii).

“Deferred Asset or Liability” has the meaning set forth in Section 3.3(b)(ii).

“Deferred Liability” has the meaning set forth in Section 3.3(b)(ii).

“Dispute” has the meaning set forth in Section 12.1.

“Distribution” has the meaning set forth in Section 4.3.

“Distribution Date” means the date determined by the Fortune Brands Board in accordance with Section 4.1 as the date as of which the Distribution will be effected.

“Effective Time” has the meaning set forth in Section 4.3.

“Employee Contract” means any Contract between a Party and a current or former employee of any Party.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between Fortune Brands and Cabinets, the form of which is attached hereto as Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a Fortune Brands Insured Party or a Cabinets Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“Financing Arrangements” has the meaning set forth in Section 3.2(a).

“Form 10 Registration Statement” means the registration statement on Form 10 filed by Cabinets with the SEC to effect the registration of the Cabinets Shares under the Exchange Act (including all amendments or supplements thereto, in each case filed with the SEC prior to the Distribution Date).

“Form S-8 Registration Statement” means the registration statement on Form S-8, as amended and supplemented, including all documents incorporated by reference, to effect the registration under the Securities Act of Cabinets Shares subject to stock-based awards granted to current officers, employees, directors and consultants of the Cabinets Parties pursuant to the Employee Matters Agreement.

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“Fortune Brands” has the meaning set forth in the first paragraph of this Agreement.

“Fortune Brands Board” has the meaning set forth in the Recitals.

“Fortune Brands Business” means all businesses and operations of the Fortune Brands Parties, other than the Cabinets Business, including any Former Businesses owned, in whole or in part, or operated, in whole or in part, by any of the Fortune Brands Parties, but excluding any Former Businesses owned, in whole or in part, or operated, in whole or in part, by any of the Cabinets Parties.

“Fortune Brands Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange Contracts, letters of credit and similar instruments that are not primarily related to the Cabinets Business (determined in good faith by Parties based on the relative benefit of such instrument to the Cabinets Business and the Fortune Brands Business) under which any Cabinets Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.1(b).

“Fortune Brands Indemnified Parties” has the meaning set forth in Section 10.2.

“Fortune Brands Insured Party” means any Fortune Brands Party that is a named insured, additional named insured or insured under any Shared Policy.

“Fortune Brands Liabilities” means, without duplication, (a) all Liabilities of the Fortune Brands Parties to the extent based upon or arising out of the Fortune Brands Business, (b) all Liabilities of the Cabinets Parties to the extent based upon or arising out of the Fortune Brands Business and (c) all Liabilities based upon or arising out of the Fortune Brands Financial Instruments. Notwithstanding the foregoing (i) the Fortune Brands Liabilities shall not include any Cabinets Liabilities, (ii) the allocation of Liabilities relating to Taxes shall be governed by the Tax Allocation Agreement and (iii) the allocation of Liabilities relating to the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

“Fortune Brands Parties” means Fortune Brands and its Subsidiaries (including those formed or acquired after the date hereof), other than the Cabinets Parties.

“Fortune Brands Shares” has the meaning set forth in the Recitals.

“Governmental Approvals and Consents” means any notices, reports or other filings to be made with or to, or any consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Reduction Amounts” has the meaning set forth in Section 10.5(a).

“Information” has the meaning set forth in Section 11.1(a).

“Information Statement” means the information statement included in the Form 10 Registration Statement, which information statement (or notice of internet availability thereof) is to be sent by Fortune Brands to its stockholders in connection with the Distribution (as the same may be amended or supplemented prior to the Distribution Date).

“Intercompany Agreements” means any Contract, other than this Agreement, any agreement or amendment thereto contemplated by Section 6.1 and the Transaction Agreements, between one or more of the Fortune Brands Parties, on the one hand, and one or more of the Cabinets Parties, on the other hand, entered into prior to the Distribution. For the avoidance of doubt, no Contract to which any Third Party is a party (including for the avoidance of doubt, any Shared Contract) shall be deemed an Intercompany Agreement.

“JAMS Streamlined Rules” has the meaning set forth in Section 12.3(a).

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any Transaction Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

“LTIP Shares” has the meaning set forth in Section 2.1(c).

“Marks” has the meaning set forth in Section 6.7(a).

“MBCI” has the meaning set forth in Section 3.1(b).

“MBC LLC” has the meaning set forth in Section 3.1(c).

“Mexican Cabinets Parties” means each Subsidiary of Cabinets that is incorporated in Mexico.

“NYSE” means the New York Stock Exchange.

“Occurrence Basis Policies” has the meaning set forth in Section 8.1(b).

“Officer Negotiation Request” has the meaning set forth in Section 12.1.

“Out-of-Pocket Expenses” means expenses involving a payment to a Third Party (other than an employee of the party making the payment).

“Party” means a Fortune Brands Party or a Cabinets Party, as applicable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of the Fortune Brands Parties and their predecessors which were or are in effect at any time at or prior to the Effective Time (other than insurance policies, insurance Contracts and claim administration Contracts established in contemplation of the Distribution to cover only the Cabinets Parties after the Effective Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder, but excluding any policy offered pursuant to any “Fortune Brands Welfare Plan” (as such term is defined in the Employee Matters Agreement), and any other insurance policy funding an employee benefit plan.

“Prime Rate” means the rate that JPMorgan Chase Bank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 11.8(a).

“Privileged Information” has the meaning set forth in Section 11.8(a).

“Purchased Cabinets Assets” means, collectively, the assets set forth on Schedule 1.1(c).

“Record Date” means 5:00 p.m. Central Time on the date determined by the Fortune Brands Board as the record date for the Distribution.

“Related Claims” means a claim or claims against a Shared Policy made by one or more Cabinets Insured Parties, on the one hand, and one or more Fortune Brands Insured Parties, on the other hand, filed in connection with Losses suffered by either a Cabinets Insured Party or a Fortune Brands Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a Fortune Brands Insured Party or a Cabinets Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Fortune Brands Insured Party or Cabinets Insured Party, as the case may be, against a Shared Policy.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Shared Contract” has the meaning set forth in Section 6.1(a).

“Shared Policies” has the meaning set forth in Section 8.1(b).

“Sidley” means Sidley Austin LLP.

“Specified Transaction Agreement” has the meaning set forth in Section 1.2(b)(ix).

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person; provided, however, that no corporation or other organization that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Distribution, Fortune Brands and Cabinets shall not be deemed to be under common Control for purposes hereof due solely to the fact that Fortune Brands and Cabinets have common stockholders.

“Tax” and “Taxes” shall have the meaning set forth in the Tax Allocation Agreement.

“Tax Allocation Agreement” means the Tax Allocation Agreement to be entered into between Fortune Brands and Cabinets, the form of which is attached hereto as Exhibit D.

“Third Party” means a Person that is not an Affiliate of any party hereto.

“Third-Party Claim” has the meaning set forth in Section 10.6(a).

“Third-Party Consents” means any consent, approval or authorization to be obtained from any Person that is not a Governmental Authority.

“Transaction Agreements” means the Conveyancing Instruments, the Employee Matters Agreement, the Tax Allocation Agreement and the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Fortune Brands and Cabinets, the form of which is attached hereto as Exhibit E.

“Unrelated Claim” means any claim against a Shared Policy that is not a Related Claim.

SECTION 1.2 Interpretation.

(a) For purposes of this Agreement:

(i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(ii) the word “or” is not exclusive;

(iii) the words “herein,” “hereunder,” “hereof,” “hereby,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof; and

(iv) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

(b) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(iv) reference to any gender includes the other gender;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) accounting terms used herein shall have the meanings ascribed to them by Fortune Brands and its Subsidiaries, including Cabinets, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(ix) if there is any conflict between the provisions of this Agreement and a Transaction Agreement that is not a Conveyancing Instrument (a “Specified Transaction Agreement”), the provisions of such Specified Transaction Agreement shall control unless explicitly stated otherwise therein;

(x) if there is any conflict between the provisions of this Agreement or any Specified Transaction Agreement and a Conveyancing Instrument, the provisions of this Agreement or such Specified Transaction Agreement, as applicable, shall control unless explicitly stated otherwise therein;

(xi) any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xii) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(c) The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement, and this Agreement and the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(d) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

ARTICLE II

ACTIONS PRIOR TO THE SEPARATION AND DISTRIBUTION

In order to effect the transactions contemplated by Article III and Article IV, the Fortune Brands Parties and the Cabinets Parties shall have taken or shall take the following actions prior to the Distribution:

SECTION 2.1 SEC and Other Securities Filings.

(a) Cabinets and Fortune Brands shall use their respective commercially reasonable efforts to cause (i) the Form 10 Registration Statement to become effective as soon as reasonably practicable and (ii) the Form S-8 Registration Statement to become effect on the Distribution Date. As soon as practicable after the Form 10 Registration Statement becomes effective, Fortune Brands shall mail the Information Statement (or notice of internet availability thereof) to the holders of record of Fortune Brands Shares.

(b) Fortune Brands and Cabinets shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” laws in connection with the transactions contemplated by this Agreement.

(c) Fortune Brands and Cabinets have obtained approval for the listing on the NYSE, subject to official notice of issuance, of the Cabinets Shares, including the shares of Cabinets common stock, par value $0.01 per share, that are subject to issuance under the Cabinets LTIP (such shares subject to issuance under the Cabinets LTIP, the “LTIP Shares”).

(d) Fortune Brands has given the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(e) Fortune Brands and Cabinets shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the transactions contemplated hereby, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby or the Employee Matters Agreement.

SECTION 2.2 Governmental Approvals and Consents; Third-Party Consents. Prior to the Distribution, Fortune Brands and Cabinets will use their respective commercially reasonable efforts to obtain all Governmental Approvals and Consents and all Third-Party Consents that are required or appropriate in connection with the transactions contemplated by this Agreement.

SECTION 2.3 Additional Approvals. Fortune Brands shall cooperate with Cabinets in effecting, and if so requested by Cabinets, Fortune Brands shall, as the sole stockholder of Cabinets prior to the Distribution, ratify any actions that are reasonably necessary or desirable to be taken by Cabinets to effectuate the transactions contemplated by this Agreement in a manner consistent with the terms hereof.

SECTION 2.4 The Agent. Fortune Brands shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution, such that the Agent, in its capacity as Fortune Brands’ distribution agent and Cabinets’ transfer agent, will distribute the Cabinets Shares in the manner described in Article IV.

SECTION 2.5 Governance Matters.

(a) Cabinets Charter and Bylaws. Prior to the Distribution, the Cabinets Board shall have approved and adopted the Cabinets Restated Certificate of Incorporation and the Cabinets Amended and Restated Bylaws, and Fortune Brands, as sole stockholder of Cabinets, shall have approved and adopted the Cabinets Restated Certificate of Incorporation.

(b) Cabinets Board. The Cabinets Board shall be reconstituted so that it consists of the persons set forth on Schedule 2.5(b) or, in the event of the death or inability or unwillingness of any of such persons to serve on the Cabinets Board, such other persons as shall be designated by the Fortune Brands Board. Each member of the reconstituted Cabinets Board shall, at the time of appointment to the Cabinets Board, be (i) designated as a Class I, Class II or Class III director and (ii) assigned to one or more committees of the Cabinets Board.

ARTICLE III

BUSINESS SEPARATION

SECTION 3.1 Additional Actions Prior to Distribution Date. Fortune Brands and Cabinets shall have taken the following actions in the following order prior to the Distribution Date:

(a) Incorporation of Cabinets. On July 27, 2022, Fortune Brands incorporated Cabinets as a Delaware corporation.

(b) Contribution of MasterBrand Cabinets. On July 27, 2022, Fortune Brands contributed to Cabinets all of Fortune Brands’s right, title and interest in and to all of the issued and outstanding shares of capital stock of MasterBrand Cabinets, Inc. (“MBCI”).

(c) Conversion of MasterBrand Cabinets. On July 27, 2022, MBCI converted to a limited liability company upon the filing of a certificate of conversion and a certificate of formation with the Secretary of State of the State of Delaware (“MBC LLC”).

(d) Settlement of Canadian Intercompany Cash Management Loan Balances and Repatriation of Foreign Cash. All intercompany cash management loan balances between the Fortune Brands Parties, on one hand, and the Canadian Cabinets Parties, on the other hand, were settled as described on Schedule 3.1(d). MBC LLC repatriated a portion of the cash and cash equivalents of the Canadian Cabinets Party.

(e) Settlement of Mexican Intercompany Loan Balances. All intercompany loan balances between the Fortune Brands Parties, on one hand, and the Mexican Cabinets Parties, on the other hand, were settled as described on Schedule 3.1(e).

(f) United States Receivable Distributions. Certain receivables of certain Cabinets Parties were distributed, as set forth on Schedule 3.1(f).

(g) Purchase of Assets and Assumptions of Liabilities. Subject to Section 3.3(b), the Parties consummated the transactions contemplated by Section 3.3(a).

SECTION 3.2 Additional Actions on the Distribution Date But Prior to the Distribution. On the Distribution Date, Fortune Brands and Cabinets shall have taken the following actions in the following order prior to the Distribution:

(a) Borrowing. Cabinets shall borrow $955,000,000 (Nine Hundred Fifty Five Million dollars) in principal amount from one or more third party lenders (the “Aggregate Proceeds”) pursuant to that certain Credit Agreement among Cabinets, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties named therein, dated November 18, 2022 (the “Financing Arrangements”). Cabinets shall direct that all or a portion of the Aggregate Proceeds be paid directly to Fortune Brands in accordance with Section 3.2(b).

(b) Distributions. Cabinets shall make the distributions set forth on Schedule 3.2(b) to Fortune Brands.

(c) Net Settlement of Intercompany Accounts. The Parties shall consummate the transactions contemplated by Section 3.4.

(d) Subdivision of Cabinets Common Stock to Accomplish the Distribution. Effective upon the effective time set forth in the Cabinets Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, each Cabinets Share then issued and outstanding shall, in accordance with an Exchange Agreement and without any action on the part of the holder thereof, be converted and exchanged into new fully paid and non-assessable Cabinets Shares equal to the number necessary to effect the Distribution and having the rights and privileges set forth in the Cabinets Restated Certificate of Incorporation.

(e) Distribution. The Parties shall consummate the transactions contemplated by Section 4.3.

SECTION 3.3 Purchases of Assets and Assumptions of Liabilities.

(a) Purchases Prior to Effective Time. Subject to Section 3.3(b), the Parties shall execute such purchase agreements and instruments of assignment or transfer, and take such other corporate actions as are necessary to sell, transfer and convey to one or more Cabinets Parties all of the right, title and interest of the Fortune Brands Parties in, to and under all Purchased Cabinets Assets not already owned by a Cabinets Party in exchange for fair market value consideration payable in cash or cash equivalents, and to cause one or more Cabinets Parties to assume all of the Cabinets Liabilities to the extent such Liabilities would otherwise remain obligations of any Fortune Brands Party. Notwithstanding anything to the contrary, neither Party shall be required to transfer any information except as required by Section 3.8 or Article XI.

(b) Deferred Transfers and Assumptions.

(i) Nothing in this Agreement or in any Transaction Agreement shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of law cannot be transferred or assumed.

(ii) To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Transaction Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Third-Party Consent, Governmental Approval and Consents or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable, and, collectively, a “Deferred Asset or Liability”), the Parties shall use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Third-Party Consents, Governmental Approvals or other conditions, the absence or non-satisfaction of which gave rise to a Deferred Asset or Liability, are obtained or satisfied, the transfer or assumption of such Deferred Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement or the applicable Transaction Agreement.

(iii) From and after the Effective Time until such time as a Deferred Asset or Liability is transferred or assumed, as applicable, (A) the Fortune Brands Party retaining such Deferred Asset shall thereafter hold such Deferred Asset for the use and benefit of the Cabinets Party entitled thereto (at the sole expense of the Cabinets Party entitled thereto) and (B) the Cabinets Party intended to assume such Deferred Liability shall pay or reimburse the Fortune Brands Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Fortune Brands Party retaining such Deferred Asset or Liability shall not be obligated, in connection with the foregoing clause (i) and clause (ii), to expend any money unless, at the choice of the Fortune Brands Party retaining such Deferred Asset or Liability, the necessary funds are advanced or agreed in writing to be reimbursed by the Cabinets Party entitled to such Deferred Asset or intended to assume such Deferred Liability, provided that, if the Fortune Brands Party retaining such Deferred Asset or Liability is requested by a third party to expend money with respect to such Deferred Asset or Liability, such Fortune Brands Party shall notify as promptly as practicable the Cabinets Party intended to assume such Deferred Asset or Deferred Liability. The Fortune Brands Party retaining such Deferred Asset or Liability shall use its commercially reasonable efforts to notify in writing the Cabinets Party entitled to or intended to assume, as applicable, such Deferred Asset or Liability of the need for such expenditure and provide additional supporting details on such expenditure as reasonably requested by the Cabinets Party entitled to or intended to assume, as applicable, such Deferred Asset or Liability. In addition, the Fortune Brands Party retaining such Deferred Asset or Liability shall, insofar as reasonably practicable and to the extent permitted by applicable law, (x) treat such Deferred Asset or Liability in the ordinary course of business consistent with past practice, (y) promptly take such other actions as may be requested by the Cabinets Party entitled to such Deferred Asset or by the Cabinets Party intended to assume such Deferred Liability, at the expense of such Cabinets Party entitled to such Deferred Asset or by the Cabinets Party intended to assume such Deferred Liability, in order to place such Cabinets Party in the same position as if the Deferred Asset or Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Liability, are to inure from and after the Effective Time to such Cabinets Party entitled to such Deferred Asset or intended to assume such Deferred Liability, and (z) hold itself out to third parties as agent or nominee on behalf of the Cabinets Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv) In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Cabinets Party shall be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and shall be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Cabinets Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Transaction Agreement.

(v) The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 3.3(b), as (A) owned by the Cabinets Party to which such Asset was intended to be transferred or by the Cabinets Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Fortune Brands Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Fortune Brands Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of such Cabinets Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such Cabinets Party. The Parties shall not take any position inconsistent with the foregoing unless otherwise required by applicable law (in which case, the Parties shall provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning at the Effective Time and ending on the date of the actual transfer).

(c) Waiver of “Bulk-Sale” Compliance. The Cabinets Parties hereby waive compliance with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Purchased Cabinets Assets to any Cabinets Party.

SECTION 3.4 Intercompany Accounts. Except as contemplated by Section 3.1(d), Section 3.1(e) and Section 3.1(f), effective at the times set forth in Schedule 3.4, all intercompany cash management loan balances between the Fortune Brands Parties, on one hand, and the Cabinets Parties, on the other hand, shall be settled as described on Schedule 3.4.

SECTION 3.5 Termination of Existing Intercompany Agreements. Except as otherwise provided or contemplated by this Agreement, the Transaction Agreements or as set forth on Schedule 3.5, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution shall be terminated and be of no further force and effect from and after the Effective Time; provided, however, that, for the avoidance of doubt, this Section 3.5 shall not terminate or affect this Agreement or any Transaction Agreement. If any Intercompany Agreement, intercompany arrangement or course of dealings is terminated pursuant to this Section 3.5 and, but for the mistake or oversight of either party hereto, would have been listed on Schedule 3.5, then, at the request of Fortune Brands or Cabinets made within 12 months following the Distribution Date, the relevant Parties shall consider in good faith after the Distribution to determine whether, notwithstanding such termination, such Intercompany Agreement, intercompany arrangement or course of dealings should continue following the Effective Time and, if the Parties agree that such Intercompany Agreement, intercompany arrangement or course of dealing should continue, the terms and conditions upon which the Parties may continue with respect thereto.

SECTION 3.6 Financial Instruments.

(a) Cabinets will, at its expense, use commercially reasonable efforts to take or cause to be taken such actions, and enter into (or cause the other Cabinets Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any Fortune Brands Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Cabinets Financial Instruments to the extent related to the Cabinets Parties or the Cabinets Business (it being understood that all such Liabilities in respect of Cabinets Financial Instruments are Cabinets Liabilities), including the removal of any Security Interest on or in any asset owned by, or any equity of, any Fortune Brands Party that may serve as collateral or security for any such Cabinets Financial Instruments.

(b) Fortune Brands will, at its expense, use commercially reasonable efforts to take or cause to be taken such actions, and enter into (or cause the other Fortune Brands Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any Cabinets Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Fortune Brands Financial Instruments to the extent not related to the Cabinets Parties or the Cabinets Business (it being understood that all such Liabilities in respect of Fortune Brands Financial Instruments are Fortune Brands Liabilities), including the removal of any Security Interest on or in any asset owned by, or any equity of, any Cabinets Party that may serve as collateral or security for any such Fortune Brands Financial Instruments.

(c) The parties’ obligations under this Section 3.6 will continue to be applicable to all Cabinets Financial Instruments and Fortune Brands Financial Instruments identified at any time by Fortune Brands or Cabinets, whether before, at or after the Effective Time.

SECTION 3.7 Resignations; Transfer of Stock Held as Nominee.

(a) Fortune Brands will cause all of its employees and directors and all of the employees and directors of each other Fortune Brands Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of Cabinets or any other Cabinets Party on which they serve, and from all positions as officers of Cabinets or any other Cabinets Party in which they serve. Cabinets will cause all of its employees and directors and all of the employees and directors of each other Cabinets Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of Fortune Brands or any other Fortune Brands Party on which they serve, and from all positions as officers of Fortune Brands or any other Fortune Brands Party in which they serve. Notwithstanding the foregoing, the persons set forth on Schedule 3.7(a) shall not resign from any boards of directors or similar governing bodies of any Cabinets Party or any Fortune Brands Party.

(b) Fortune Brands will cause each of its employees, and each of the employees of each other Fortune Brands Party, who holds stock or similar evidence of ownership of any Cabinets Party as nominee for the parent of such Cabinets Party pursuant to the laws of the country in which such Cabinets Party is organized to transfer such stock or similar evidence of ownership to the Person so designated by Cabinets to be such nominee as of and after the Effective Time. Cabinets will cause each of its employees, and each of the employees of each other Cabinets Party, who holds stock or similar evidence of ownership of any Fortune Brands Party as nominee for such Fortune Brands Party pursuant to the laws of the country in which such Fortune Brands Party is organized to transfer such stock or similar evidence of ownership to the Person so designated by Fortune Brands to be such nominee as of and after the Effective Time.

(c) Fortune Brands will cause each of its employees and each of the employees of each other Fortune Brands Party to revoke or withdraw their express written authority, if any, to act on behalf of any Cabinets Party as an agent or representative therefor after the Effective Time. Cabinets will cause each of its employees and each of the employees of each other Cabinets Party to revoke or withdraw their express written authority, if any, to act on behalf of any Fortune Brands Party as an agent or representative therefor after the Effective Time. All authority (other than express written authority) of any employee of any Fortune Brands Party to act on behalf of any Cabinets Party, or of any employee of any Cabinets Party to act on behalf of any Fortune Brands Party, shall automatically be revoked and withdrawn as of immediately prior to the Effective Time with no further act on the part of any of the Fortune Brands Parties or Cabinets Parties.

SECTION 3.8 Provision of Corporate Records. Without limitation of the parties’ rights and obligations pursuant to Article XI, prior to or as promptly as reasonably practicable after the Distribution:

(a) Fortune Brands shall deliver to Cabinets all corporate books and records of the Cabinets Parties and, upon request, copies of all corporate books and records of the Fortune Brands Parties to the extent relating to the Cabinets Business in the possession or control of any Fortune Brands Party, including in each case all active agreements, litigation files and government filings.

(b) Cabinets shall deliver to Fortune Brands all corporate books and records of the Fortune Brands Parties and, upon request, copies of all corporate books and records of the Cabinets Parties to the extent relating to the Fortune Brands Business in the possession or control of any Cabinets Party, including in each case all active agreements, litigation files and government filings.

SECTION 3.9 Delivery of Instruments of Conveyance. In order to effectuate the transactions contemplated by Article II and the foregoing provisions of this Article III, Fortune Brands and Cabinets shall execute and deliver, or cause to be executed and delivered, prior to or as of the Effective Time, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the “Conveyancing Instruments”) as Fortune Brands and Cabinets shall reasonably deem necessary or appropriate to effect such transactions.

SECTION 3.10 Bank Accounts; Cash Balances.

(a) The Parties shall use commercially reasonable efforts such that, on or prior to the Effective Time, the Fortune Brands Parties and the Cabinets Parties maintain separate bank accounts and separate cash management processes. Without limiting the generality of the foregoing, the Parties shall use commercially reasonable efforts to, (i) remove and replace the signatories of any bank or brokerage account owned by any Cabinet Party as of the Effective Time with individuals designated by Cabinets and (ii) if requested by Fortune Brands, remove and replace the signatories of any bank or brokerage account owned by any Fortune Brands Party as of the Effective Time with individuals designated by Fortune Brands.

(b) With respect to any outstanding checks issued or payments initiated by Fortune Brands, Cabinets, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks and payments shall be honored following the Distribution by the Party owning the account from which the payment was initiated, and such Party owning such account shall not have any claim with respect to such check.

(c) As between Fortune Brands and Cabinets all payments received after the Effective Time by either Party that relate to a business, Asset or Liability of the other Party shall be held by such Party for the use and benefit and at the expense of the Party entitled thereto. Each Party shall maintain an accounting of any such payments, and the Parties shall have a monthly reconciliation, whereby all such payments received by each Party are calculated and the net amount owed to Fortune Brands or Cabinets, as applicable, shall be paid over with a mutual right of set-off. If at any time the net amount owed to either Party exceeds $500,000, an interim payment of such net amount owed shall be made to the Party entitled thereto within five (5) Business Days of such amount exceeding $500,000. Notwithstanding the foregoing, neither Fortune Brands nor Cabinets shall act as collection agent for the other Party, nor shall either Party act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action.

SECTION 3.11 Certain Matters Governed Exclusively by Transaction Agreements. Each of the Parties agrees that, except as explicitly provided in this Agreement or in any Transaction Agreement:

(a) The Tax Allocation Agreement shall exclusively govern all matters relating to Taxes between such parties, except to the extent (x) that tax matters relating to employee, other service provider and compensation and employee benefits-related matters are addressed in the Employee Matters Agreement or (y) otherwise expressly provided in the Tax Allocation Agreement.

(b) The Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to employees, other service providers and employee compensation and benefits matters with respect to employees, service providers and former employees and service providers of members of both the Fortune Brands Parties and the Cabinets Parties, except to the extent (x) that compensation and benefits-related reimbursements are addressed in the Transition Services Agreement or (y) otherwise expressly provided in the Employee Matters Agreement (it being understood that any such Assets and Liabilities, as allocated pursuant to the Employee Matters Agreement, shall constitute Purchased Cabinets Assets, Cabinets Liabilities or Fortune Brands Liabilities, as applicable, for the purposes of Article X).

(c) The Transition Services Agreement shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution, except to the extent otherwise expressly provided in the Transition Services Agreement.

ARTICLE IV

THE DISTRIBUTION

SECTION 4.1 Record Date and Distribution Date. Subject to the terms and conditions of this Agreement, the Fortune Brands Board shall, in its sole and absolute discretion, establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution.

SECTION 4.2 Delivery of Cabinets Shares. Subject to the terms and conditions of this Agreement, Fortune Brands shall take such steps as are necessary or appropriate to permit the Cabinets Shares to be distributed in the manner described in this Article IV.

SECTION 4.3 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and at the sole and absolute discretion of Fortune Brands, on the Distribution Date (but immediately following the consummation of the actions set forth in Section 3.2(d)), Fortune Brands shall cause the Agent to distribute to each holder of record of Fortune Brands Shares as of the Record Date (or, if such holder has sold its Fortune Brands Shares in the regular way market on or prior to the Distribution Date, to the transferee of such Fortune Brands Shares) by means of a pro rata dividend of one Cabinets Share for each Fortune Brands Share held of record by such holder (or such transferee) as of the Record Date (the “Distribution”); provided, however, that any fractional Cabinets Shares shall be treated as provided in Section 4.5. The Distribution shall be effective at 5:00 p.m., Central Time, on the Distribution Date (the “Effective Time”).

SECTION 4.4 Delivery of Cabinets Shares. Each Cabinets Share distributed pursuant to Section 4.3 shall be validly issued, fully paid and nonassessable and free of preemptive rights. The Cabinets Shares distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Fortune Brands shall cause the Agent to deliver an account statement to each holder of record of Cabinets Shares reflecting such holder’s ownership interest in Cabinets Shares.

SECTION 4.5 Fractional Shares. No fractional Cabinets Shares will be distributed in the Distribution. Fortune Brands will direct the Agent to determine the number of whole Cabinets Shares and fractional Cabinets Shares allocable to each holder of record of Fortune Brands Shares as of the Record Date. Upon the determination by the Agent of such number of fractional Cabinets Shares, as soon as practicable after the Distribution Date, the Agent, acting on behalf of the holders thereof, shall aggregate all of such fractional shares (if any) and sell the whole shares obtained thereby for cash on the open market and shall thereafter promptly disburse to each such holder entitled thereto its ratable portion of the resulting cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and other costs attributed to the sale of fractional Cabinets Shares pursuant to this Section 4.5.

SECTION 4.6 Distribution at Fortune Brands’ Discretion. The consummation of the transactions provided for in this Article IV shall only be effected after the Distribution has been declared by the Fortune Brands Board and after all of the conditions set forth in Section 7.1 have been satisfied or waived. Notwithstanding the foregoing, at any time prior to the Distribution, Fortune Brands, in its sole and absolute discretion, may determine not to consummate the Distribution.

ARTICLE V

NO REPRESENTATIONS AND WARRANTIES

SECTION 5.1 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, NO FORTUNE BRANDS PARTY OR CABINETS PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY CABINETS PARTY OR FORTUNE BRANDS PARTY, AS APPLICABLE, OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER THE FORTUNE BRANDS BUSINESS OR THE CABINETS BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS SOLD TO THE APPLICABLE PARTY, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE DISTRIBUTION AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE FORTUNE BRANDS PARTIES AND THE CABINETS PARTIES SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY TRANSACTION

AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

CERTAIN COVENANTS

SECTION 6.1 Shared Contracts.

(a) Any Contract that relates to both the Fortune Brands Business and the Cabinets Business (each such Contract, a “Shared Contract”) shall be handled as contemplated by Section 6.1(d) unless Fortune Brands determines, in its sole discretion, that it is desirable to partially assign such Shared Contract as contemplated by Section 6.1(b) or to amend such Shared Contract as contemplated by Section 6.1(c), or unless treatment of such Shared Contract is expressly covered by the Employee Matters Agreement or the Transition Services Agreement.

(b) If any Shared Contract can be partially assigned by its terms and Fortune Brands determines, in its sole discretion, that it is so desirable with respect to such Shared Contract, Fortune Brands shall assign such Shared Contract in part to Cabinets, or another Cabinets Party designated by Cabinets, so that the Cabinets Parties will be entitled to the benefits and rights relating to the Cabinets Business and will assume their related portion of any Liabilities under such Shared Contract. If any such partial assignment requires the consent or approval of any Third Party or any other required action, the partial assignment of such Shared Contract shall be effected in accordance with the terms of this Agreement, if and when such consent or approval is obtained or such other required action has been taken. Cabinets shall pay to Fortune Brands fair market consideration payable in cash in exchange for the partial assignment of such Shared Contract.

(c) If Fortune Brands determines, in its sole discretion, that it is so desirable with respect to any Shared Contract, from the Distribution Date to the two-year anniversary from the Distribution Date, Fortune Brands and Cabinets shall, and shall cause the applicable Fortune Brands Parties and Cabinets Parties to, cooperate and use commercially reasonable efforts, to (x) enter into an arrangement with the counterparty to such Shared Contract to amend such Shared Contract so as to delete all obligations therefrom (i) to the extent that such obligations relate to the Fortune Brands Business, and enter into a new Contract with the applicable counterparty which solely relates to the Fortune Brands Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract, or (ii) to the extent that such obligations relate to the Cabinets Business, and enter into a new Contract with the applicable counterparty which solely relates to the Cabinets Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract and (y) Cabinets shall pay to Fortune Brands fair market consideration payable in cash in exchange for the amendment of such Shared Contract.

(d) With respect to each Shared Contract that is not partially assigned or amended as contemplated by Section 6.1(b) or Section 6.1(c), from the Distribution Date to the two-year anniversary from the Distribution Date, Fortune Brands and Cabinets shall, and shall cause the applicable Fortune Brands Parties and Cabinets Parties to, cooperate in any lawful and reasonable arrangement, to the extent so permitted under the terms of such Shared Contract and applicable law:

(i) to provide the applicable Fortune Brands Party the benefits and obligations of any such Shared Contract with respect to the Fortune Brands Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the Fortune Brands Party any or all of the rights and obligations with respect to such Shared Contract with respect to the Fortune Brands Business. In any such arrangement, the Fortune Brands Parties will, with respect to that portion of the Shared Contract relating to the Fortune Brands Business, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to termination of such Shared Contract, (E) promptly reimburse the reasonable out-of-pocket costs and expenses of Cabinets and the applicable Cabinets Party related to such activities, (F) be entitled to continue to receive any correspondence or invoices delivered with respect to such Shared Contract and (G) be entitled to receive copies of all correspondence and invoices delivered to or by any Cabinets Party with respect to such Shared Contract; and

(ii) to provide the applicable Cabinets Party the benefits and obligations of any such Shared Contract with respect to the Cabinets Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the Cabinets Party any or all of the rights and obligations with respect to such Shared Contract with respect to the Cabinets Business. In any such arrangement, the Cabinets Parties will, with respect to that portion of the Shared Contract relating to the Cabinets Business, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to termination of such Shared Contract, (E) promptly reimburse the reasonable out-of-pocket costs and expenses of Fortune Brands and the applicable Fortune Brands Party related to such activities and (F) be entitled to receive copies of all correspondence and invoices delivered to or by any Fortune Brands Party with respect to such Shared Contract.

(e) With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 6.1(d), Fortune Brands, on behalf of itself and each of the Fortune Brands Parties, shall indemnify, defend and hold harmless each of the Cabinets Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the Cabinets Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the Fortune Brands Business. With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 6.1(d), Cabinets, on behalf of itself and each of the Cabinets Parties, shall indemnify, defend and hold harmless each of the Fortune Brands Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the Fortune Brands Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the Cabinets Business.

(f) No Fortune Brands Party or Cabinets Party shall be required to pay any consideration to any Third Party in connection with implementing the arrangements contemplated by this Section 6.1.

(g) The parties shall follow the procedures specified in Article XII in the event of any dispute regarding the rights and obligations of the Fortune Brands Parties or the Cabinets Parties with respect to any Shared Contract that is the subject of an arrangement contemplated by Section 6.1(d).

SECTION 6.2 Further Assurances. Each party shall use its commercially reasonable efforts, after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable laws to consummate or make effective the transactions contemplated by this Agreement and each of the Transaction Agreements; provided, however, that no Fortune Brands Party or Cabinets Party shall be obligated under this Section 6.2 to pay any consideration, grant any concession or incur any Liability to any third Person.

SECTION 6.3 Receipt of Misdirected Assets. In the event that at any time and from time to time after the Effective Time, any Fortune Brands Party shall receive from a Third Party an Asset of the Cabinets Business (including any remittances from account debtors in respect of the Cabinets Business), such Fortune Brands Party shall promptly transfer such Asset to the appropriate Cabinets Party. In the event that at any time and from time to time after the Effective Time, any Cabinets Party shall receive from a Third Party an Asset of the Fortune Brands Business (including any remittances from account debtors in respect of the Fortune Brands Business), such Cabinets Party shall promptly transfer such Asset to the appropriate Fortune Brands Party. Each party hereto shall cooperate with the other party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.3.

SECTION 6.4 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount not paid when due pursuant to this Agreement or any Transaction Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within 30 days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to the Prime Rate.

SECTION 6.5 Certain Business Matters.

(a) Fortune Brands represents that as of the date hereof, Fortune Brands management does not intend for Fortune Brands to re-enter the Cabinets Business as conducted by Cabinets as of the Effective Time.

(b) Fortune Brands agrees that neither it nor any other Fortune Brands Party will, directly or indirectly, solicit, recruit or hire any employee of any Cabinets Party for a period of the earlier of (i) 12 months following the Distribution Date, (ii) the date on which any Cabinets Party terminates the employment of such employee or (iii) until six months after such employee terminates its employment with any Cabinets Party; provided, however, that nothing contained in this Section 6.5(b) shall prohibit any general solicitations of employment (including through the use of public advertisements, an independent employment agency or search firm or independent contractors) not specifically directed toward employees of any Cabinets Party.

(c) Cabinets agrees that neither it nor any other Cabinets Party will, directly or indirectly, solicit, recruit or hire any employee of any Fortune Brands Party for a period of the earlier of (i) 12 months following the Distribution Date, (ii) the date on which any Fortune Brands Party terminates the employment of such employee or (iii) until six months after such employee terminates its employment with any Fortune Brands Party; provided, however, that nothing contained in this Section 6.5(c) shall prohibit any general solicitations of employment (including through the use of public advertisements, an independent employment agency or search firm or independent contractors) not specifically directed toward employees of any Fortune Brands Party.

SECTION 6.6 Litigation.

(a) Fortune Brands agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Fortune Brands Business is commenced by a Third Party naming either a Cabinets Party or both a Fortune Brands Party and a Cabinets Party as defendants thereto, then Fortune Brands shall use its commercially reasonable efforts to cause such Cabinets Party to be removed and dismissed from such Action; provided, however, that if Fortune Brands is unable to cause such Cabinets Party to be removed and dismissed from such Action, Fortune Brands and Cabinets shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(b) Cabinets agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Cabinets Business is commenced by a Third Party naming either a Fortune Brands Party or both a Fortune Brands Party and a Cabinets Party as defendants thereto, then Cabinets shall use its commercially reasonable efforts to cause such Fortune Brands Party to be removed and dismissed from such Action; provided, however, that if Cabinets is unable to cause such Fortune Brands Party to be removed and dismissed from such Action, Fortune Brands and Cabinets shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(c) Fortune Brands and Cabinets agree that, at all times from and after the Effective Time, if an Action that does not relate primarily to the Cabinets Business or the Fortune Brands Business is commenced by a Third Party naming both a Fortune Brands Party and a Cabinets Party as defendants thereto, then Fortune Brands and Cabinets shall cooperate and consult to the extent necessary or advisable with respect to such Action.

SECTION 6.7 Signs; Use of Names. (a) Except as otherwise provided in the Transaction Agreements or as set forth on Schedule 6.7, on or prior to 180 days after the Distribution Date, the parties hereto, at the expense of the Fortune Brands Party or Cabinets Party that owns the tangible Assets, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on Assets or properties owned or held by any Cabinets Party that show any affiliation with any Fortune Brands Party or the Fortune Brands Business, or on Assets or properties owned or held by any Fortune Brands Party that show any affiliation with any Cabinets Party or the Cabinets Business. Cabinets hereby grants to the Fortune Brands Parties, and Fortune Brands hereby grants to the Cabinets Parties, for a period not to exceed 180 days following the Distribution Date, a non-exclusive, non-transferable, fully-paid up and royalty-free license to use their respective corporate names (the “Marks”), solely as used as of the Effective Time on business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in their respective businesses. Notwithstanding the foregoing, Fortune Brands and Cabinets shall use reasonable efforts to change all references to the other Party’s Marks as soon as practicable following the Effective Time.

(b) Except as otherwise provided in the Transaction Agreements, after 180 days following the Effective Time, (i) without the prior written consent of Cabinets, the Fortune Brands Parties shall not use or display the name “MasterBrand,” or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Cabinets Party that have not been assigned or licensed to a Fortune Brands Party, and (ii) without the prior written consent of Fortune Brands, the Cabinets Parties shall not use or display the name “Fortune Brands Home & Security, Inc.,” “Fortune Brands Innovations, Inc.” or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Fortune Brands Party that have not been assigned or licensed to a Cabinets Party; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Party from using any other Party’s name (including Fortune Brands Home & Security, Inc., Fortune Brands Innovations, Inc. and MasterBrand, Inc.) in (A) public filings with Governmental Authorities, (B) materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the historical or current relationship between the Parties, including materials distributed to employees relating to the transition of employee benefit plans, or (C) historical documentation that is not shared with customers or the general public.

SECTION 6.8 Form S-8 Registration Statement. Effective no later than the Distribution Date, Cabinets shall file a Form S-8 Registration Statement for the purpose of registering the LTIP Shares for issuance under the Cabinets LTIP. Cabinets shall prepare and file with the SEC such amendments to the Form S-8 Registration Statement as may be necessary to keep the Form S-8 Registration Statement effective under the Securities Act and to keep registered LTIP Shares.

SECTION 6.9 Financial Instruments. After the Effective Time, (a) without the consent of the applicable Fortune Brands Party, Cabinets will not, and will not permit any Cabinets Party to, renew, extend, modify, amend or supplement any Cabinets Financial Instrument in any manner that would increase, extend or give rise to any Liability of any Fortune Brands Party under such Cabinets Financial Instrument and (b) without the consent of the applicable Cabinets Party, Fortune Brands will not, and will not permit any Fortune Brands Party to, renew, extend, modify, amend or supplement any Fortune Brands Financial Instrument in any manner that would increase, extend or give rise to any Liability of any Cabinets Party under such Fortune Brands Financial Instrument.

SECTION 6.10 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Transaction Agreement, and each Party shall (except as otherwise provided in Article III) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VII

CONDITIONS TO THE DISTRIBUTION

SECTION 7.1 Conditions to the Distribution. The obligation of Fortune Brands to effect the Distribution is subject to the satisfaction or the waiver by Fortune Brands, in its sole and absolute discretion, of each of the following conditions:

(a) Approval by the Fortune Brands Board. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Fortune Brands Board in accordance with applicable law and the Cabinets Restated Certificate of Incorporation, and Cabinets Amended and Restated Bylaws.

(b) Receipt of Opinion. Fortune Brands shall have received an opinion of Sidley (or other nationally recognized tax advisor), in form and substance satisfactory to Fortune Brands, confirming (together with the IRS Ruling (as defined in the Tax Allocation Agreement), if issued), among other things, the tax-free status of the Distribution for U.S. federal income tax purposes.

(c) Receipt of Solvency Conveyance Opinion. An independent firm acceptable to Fortune Brands, in its sole and absolute discretion, shall have delivered one or more opinions to the Fortune Brands Board confirming the solvency and financial viability of Fortune Brands and Cabinets, which opinions shall be in form and substance satisfactory to Fortune Brands, in its sole and absolute discretion, and shall not have been withdrawn or rescinded.

(d) SEC Filings and Approvals. The parties shall have prepared and Cabinets shall, to the extent required under applicable law, have filed with the SEC any such documentation that Fortune Brands determines, in its sole and absolute discretion, is necessary or desirable to effectuate the Distribution and the other transactions contemplated by this Agreement and the Transaction Agreements, and each party shall have obtained all necessary approvals from the SEC.

(e) State and Foreign Securities and “Blue Sky” Laws Approvals. Fortune Brands and Cabinets shall have received all permits, registrations and consents required under the securities or “blue sky” laws of states or other political subdivisions of the United States or of applicable foreign jurisdictions in connection with the Distribution.

(f) Effectiveness of Registration Statements; No Stop Order. The SEC shall have declared effective the Form 10 Registration Statement, and no stop order suspending the effectiveness of the Form 10 Registration Statement shall be in effect or, to the knowledge of either Fortune Brands or Cabinets, threatened by the SEC.

(g) Dissemination of Information Statement to Fortune Brands Stockholders. Prior to the Distribution, the parties hereto shall have prepared, and Fortune Brands shall have mailed to the holders of record of Fortune Brands Shares, the Information Statement (or notice of internet availability thereof).

(h) Approval of NYSE Listing Application. The NYSE shall have approved for listing, subject to official notice of issuance, the Cabinets Shares and the LTIP Shares.

(i) Aggregate Proceeds. The Financing Arrangements, in form and substance acceptable to Fortune Brands in its sole discretion, shall have been entered into and shall remain effective, Cabinets shall have received the Aggregate Proceeds and made the distributions set forth on Schedule 3.2(b) to Fortune Brands.

(j) Consents. Fortune Brands and Cabinets shall have received all material Governmental Approvals and Consents required to have been received prior to the Distribution and all material Third-Party Consents necessary to effect the Distribution and to permit the operation of the Cabinets Business after the Distribution Date.

(k) No Legal Restraint. No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto shall be in effect, and no other event outside the control of Fortune Brands shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the transactions related thereto.

(l) Transaction Agreements. The Transaction Agreements shall have been duly executed and delivered by the parties thereto, and each Transaction Agreement shall be in full force and effect.

(m) No Other Events. No other events or developments shall have occurred that, in the judgment of the Fortune Brands Board, in its sole and absolute discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

SECTION 7.2 Fortune Brands Right Not to Close or to Terminate. The satisfaction of the foregoing conditions are for the sole benefit of Fortune Brands and shall not give rise to or create any duty on the part of Fortune Brands or the Fortune Brands Board to waive or not waive any such condition or to effect the Distribution, or in any way limit Fortune Brands’ power of termination set forth in Section 13.3.

ARTICLE VIII

INSURANCE MATTERS

SECTION 8.1 Insurance.

(a) Coverage. Subject to the provisions of this Section 8.1 and such terms as Cabinets may reasonably agree prior to the Distribution Date with any current Fortune Brands insurance carrier for coverage beginning as of the Effective Time, coverage of the Cabinets Parties under all Policies shall cease as of the Effective Time. From and after the Effective Time, the Cabinets Parties will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by the Fortune Brands Parties, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Cabinets will have the rights in respect of Policies to the extent described in Section 8.1(b) and to the extent provided in any arrangement or agreement between Cabinets and any current Fortune Brands insurance carrier for coverage beginning as of the Effective Time.

(b) Rights Under Shared Policies. Subject to any arrangement or agreement between Cabinets and any current Fortune Brands insurance carrier for coverage beginning as of the Effective Time, from and after the Effective Time, the Cabinets Parties will have no rights with respect to any Policies, except that (i) Cabinets will have the right to assert claims (and Fortune Brands will use commercially reasonable efforts to assist Cabinets in asserting claims if so requested by Cabinets in writing) for any loss, liability or damage with respect to the Cabinets Business or the Purchased Cabinets Assets under Policies that include any Cabinets Party or any or all of the Cabinets Business or the Purchased Cabinets Assets within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, (ii) Cabinets will have the right to continue to prosecute claims with respect to the Cabinets Business properly asserted under Occurrence Basis Policies prior to the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow (and Fortune Brands will use commercially reasonable efforts to assist Cabinets in asserting claims if so requested by Cabinets in writing) and (iii) Cabinets will have the right to continue to prosecute claims with respect to the Cabinets Business or the Purchased Cabinets Assets properly asserted with the insurer prior to the Effective Time (and Fortune Brands will use commercially reasonable efforts to assist Cabinets in asserting claims if so requested by Cabinets in writing) under Shared Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, however, that in the case of clauses (i), (ii) and (iii), (iv) all of the Fortune Brands Parties’ reasonable and documented Out-of-Pocket Expenses incurred in connection with their efforts to assist Cabinets in asserting or continuing to prosecute the claims described above are promptly paid by Cabinets following receipt by Cabinets of an invoice for such expenses, (v) subject to Section 8.1(c), the Fortune Brands Parties may, at any time, without liability or obligation to any Cabinets Party, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (vi) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such deductibles, retentions or self-insurance provisions that require a payment by any Fortune Brands Party in respect thereof, Cabinets shall reimburse such Fortune Brands Party for such payment, (vii) such claims will be subject to (and recovery thereunder will be reduced by the amount of) any payment or reimbursement obligations of any Fortune Brands Party in respect thereof, (viii) Cabinets shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims and (ix) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 8.1(d). Fortune Brands’ obligation to use commercially reasonable efforts to assist Cabinets in asserting claims under applicable Shared Policies shall include using commercially reasonable efforts to assist Cabinets to establish its right to coverage under such Shared Policies (so long as all of the Fortune Brands Parties’ Out-of-Pocket Expenses in connection therewith are promptly paid by Cabinets). No Fortune Brands Party will bear any Liability for the failure of any insurer to pay any claim under any Shared Policy. Notwithstanding anything herein to the contrary, Fortune Brands shall not be required to take any action that would be reasonably likely to: (i) have an adverse impact on the then-current relationship between any Fortune Brands Party and the applicable insurance company; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by any Fortune Brands Party under any Shared Policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of any Fortune Brands Party under the applicable Shared Policies. It is understood that any Claims Made Policies may not provide any coverage to the Cabinets Parties for incidents occurring prior to the Effective Time but that are asserted with the insurance carrier after the Effective Time or any extended reporting period or extended discovery period, as applicable, in accordance with the terms of the applicable Policies.

(c) In the event that after the Effective Time any Fortune Brands Party proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policy under which Cabinets has or may in the future have rights to assert claims pursuant to Section 8.1(b) in a manner that would adversely affect any such rights of Cabinets in any material respect, (i) Fortune Brands will give Cabinets prior notice thereof and consult with Cabinets with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Fortune Brands), (ii) Fortune Brands will pay to Cabinets its equitable share (which shall be mutually agreed upon by Fortune Brands and Cabinets, acting reasonably, based on the amount of premiums paid by or allocated to the Cabinets Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by Fortune Brands from the insurer under the applicable Shared Policy as a result of such action by Fortune Brands (after deducting Fortune Brands’ reasonable costs and expenses incurred in connection with such action), (iii) Cabinets will pay to Fortune Brands its equitable share (which shall be mutually agreed upon by Fortune Brands and Cabinets, acting reasonably, based on the amount of premiums paid by or allocated to the Cabinets Business in respect of the applicable Shared Policy), if any, of any net premium owed by Fortune Brands to the insurer under the applicable Shared Policy as a result of such action by Fortune Brands and (iv) in the event that any Fortune Brands Party proposes to terminate, buy-out or commute any Shared Policy, such Fortune Brands Party shall provide prompt written notice to Cabinets, and Cabinets shall not unreasonably object to or condition the proposed actions; provided that, if Cabinets has a reasonable basis to object, Cabinets may direct such Fortune Brands Party in writing to, and such Fortune Brands Party shall not, terminate, buy-out or commute such Shared Policy; provided further that Cabinets shall be responsible for all premiums, reinstatement payments and other costs associated with such Shared Policy.

(d) To the extent that the limits of any Shared Policy preclude payment in full of any Unrelated Claim filed by both a Fortune Brands Party and a Cabinets Party, the insurance proceeds available under such Shared Policy shall be paid to such Fortune Brands Party or such Cabinets Party on a FIFO Basis. In the event that both a Fortune Brands Party and a Cabinets Party file Related Claims under any Shared Policy, each of such Fortune Brands Party and such Cabinets Party shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

(e) Prior to and after the Distribution, the Parties shall cooperate in good faith to enter into assumption agreements on customary terms and conditions with third-party insurance providers that are consistent with the asset and liability allocations set forth in this Agreement.

SECTION 8.2 Administration and Reserves. (a) From and after the Effective Time, the Fortune Brands Parties will be responsible for the Claims Administration with respect to claims of the Fortune Brands Parties under Shared Policies. The Fortune Brands Parties shall use commercially reasonable efforts to ensure compliance with all of the applicable terms of such policies so as to minimize the risk of loss of coverage thereunder.

(b) From and after the Effective Time, the Cabinets Parties will be responsible for the Claims Administration with respect to claims of the Cabinets Parties under Shared Policies, and Fortune Brands shall provide appropriate instructions to the applicable insurance brokers under the Shared Policies to facilitate Claims Administration by Cabinets. The Cabinets Parties shall use commercially reasonable efforts to ensure compliance with all of the applicable terms of such policies so as to minimize the risk of loss of coverage thereunder.

(c) Any insurance or casualty reserves of the Fortune Brands Parties with respect to the Cabinets Business shall be transferred to Cabinets by such Fortune Brands Parties on or prior to the Effective Time.

SECTION 8.3 Insurance Premiums. From and after the Effective Time, Fortune Brands will pay all premiums, Taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon Cabinets will upon the request of Fortune Brands promptly reimburse Fortune Brands for that portion of such additional premiums and other payments paid by Fortune Brands as are reasonably determined by Fortune Brands to be attributable to the Cabinets Business. Notwithstanding the foregoing, to the extent that Cabinets has previously paid a premium (or has been allocated a portion of a premium by Fortune Brands) or satisfied a deductible amount under a Shared Policy, Cabinets shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if Cabinets makes a claim under such Shared Policy in accordance with this Article VIII.

SECTION 8.4 Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a Fortune Brands Party, on the one hand, and a Cabinets Party, on the other hand, relating to the same occurrence, Fortune Brands and Cabinets agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 8.4 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties, including those created by this Agreement, by operation of law or otherwise.

SECTION 8.5 Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VIII, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

ARTICLE IX

EXPENSES

SECTION 9.1 Expenses Incurred on or Prior to the Distribution Date.

(a) Fortune Brands and Cabinets will pay all Third Party fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement, any Transaction Agreement, the Form 10 Registration Statement, the Form S-8 Registration Statement and the Distribution and the consummation of the transactions contemplated hereby and thereby incurred on or prior to the Distribution Date in accordance with Schedule 9.1(a).

(b) If, after the Distribution Date, any Taxing Authority (as defined in the Tax Allocation Agreement) makes any determination, or offers any guidance or directive, that could reasonably be expected to adversely impact the Intended Tax Treatment (as defined in the Tax Allocation Agreement) or create any other adverse tax consequence relating to the transactions contemplated hereby, then Fortune Brands and Cabinets shall cooperate in good faith to take such actions as advisable to preserve the Intended Tax Treatment or avoid such adverse tax consequence, including the making of any cash payments with respect to any deemed transfers of value made between the Parties.

SECTION 9.2 Expenses Incurred or Accrued After the Distribution Date. Except as otherwise provided in this Agreement or any Transaction Agreement, Fortune Brands and Cabinets shall each bear its own costs and expenses incurred after the Distribution Date.

ARTICLE X

MUTUAL RELEASES; INDEMNIFICATION

SECTION 10.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 10.1(b) or on Schedule 10.1(a), effective as of the Effective Time,

(i) Fortune Brands, on behalf of itself and each of the Fortune Brands Parties and its and their respective successors and assigns, and, to the extent permitted by law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any Fortune Brands Party (in each case, in their respective capacities as such), does hereby release and forever discharge each of the Cabinets Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any Cabinets Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution; and

(ii) Cabinets, on behalf of itself and each of the Cabinets Parties and its and their respective successors and assigns, does hereby release and forever discharge each of the Fortune Brands Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any Fortune Brands Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution.

(b) Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) pursuant to this Agreement, any Transaction Agreement or any Employee Contract. Nothing contained in Section 10.1(a) shall release or discharge any Person from:

(i) any Liability or obligation (including any Liabilities or obligation provided in or resulting from any agreement of the Fortune Brands Parties and Cabinets Parties) that is specified in Schedule 10.1(b)(i), to the extent set forth therein;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to such Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Transaction Agreements;

(iii) any Liability the release of which would result in the release of any Person other than a Fortune Brands Party or a Cabinets Party or their respective Representatives (in each case, in their respective capacities as such); or

(iv) any Liability or obligation provided in or resulting from any Employee Contract.

In addition, nothing contained in Section 10.1(a) shall release any Party from honoring its existing obligations to indemnify any Person who was a Representative of such Party, at or prior to the Effective Time, to the extent such Person becomes a named defendant in any Action involving such Party, and was entitled to such indemnification pursuant to then existing obligations (including under any applicable charter, bylaw or similar provision); provided, however, that to the extent applicable, Section 10.2 and Section 10.3 hereof shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(c) Fortune Brands shall not, and shall cause the other Fortune Brands Parties not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Cabinets Party or any other Person released pursuant to Section 10.1(a)(i), with respect to any Liability released pursuant to Section 10.1(a)(i); and Cabinets shall not, and shall cause the other Cabinets Parties not to, make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Fortune Brands Party or any other Person released pursuant to Section 10.1(a)(ii), with respect to any Liability released pursuant to Section 10.1(a)(ii).

(d) At any time, at the reasonable request of either party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, releases reflecting the provisions hereof.

SECTION 10.2 Indemnification by Cabinets. Except as provided in Section 10.5 or in the Transaction Agreements, Cabinets shall indemnify, defend and hold harmless each of the Fortune Brands Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Fortune Brands Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Fortune Brands Indemnified Parties in connection with, relating to or arising out of, directly or indirectly, any of the following:

(a) the failure by any Cabinets Party or any other Person to pay, perform or otherwise timely discharge any Cabinets Liability in accordance with its terms;

(b) any Cabinets Liability;

(c) the Cabinets Business as conducted (regardless of whether by Fortune Brands and its Subsidiaries, including the Cabinets Parties, or another Person) on, at any time prior to or at any time after the Effective Time;

(d) except to the extent provided in Section 10.3(d), any claim that the information included in the Form 10 Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) except to the extent provided in Section 10.3(e), any claim that the information included in the Form S-8 Registration Statement or the prospectus forming a part thereof is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) the breach by any Cabinets Party of any covenant or agreement set forth in this Agreement, any Specified Transaction Agreement (unless such Specified Transaction Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling) or any Conveyancing Instrument; and

(g) any Cabinets Financial Instrument.

SECTION 10.3 Indemnification by Fortune Brands. Except as provided in Section 10.5 or in the Transaction Agreements, Fortune Brands shall indemnify, defend and hold harmless each of the Cabinets Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Cabinets Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Cabinets Indemnified Parties in connection with, relating to or arising out of, directly or indirectly, any of the following items:

(a) the failure by any Fortune Brands Party or any other Person to pay, perform or otherwise timely discharge any Fortune Brands Liability in accordance with its terms;

(b) any Fortune Brands Liability;

(c) the Fortune Brands Business as conducted (regardless of whether by Fortune Brands and its Subsidiaries, including the Cabinets Parties, or another Person) on, at any time prior to or at any time after the Effective Time;

(d) solely with respect to the information contained in the Form 10 Registration Statement or the Information Statement that is set forth on Schedule 10.3(d) (and to the extent provided therein), any claim that the information included in the Form 10 Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) solely with respect to the information contained in the Form S-8 Registration Statement or the prospectus forming a part thereof that is set forth on Schedule 10.3(e) (and to the extent provided therein), any claim that the information included in the Form S-8 Registration Statement or the prospectus forming a part thereof is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) the breach by any Fortune Brands Party of any covenant or agreement set forth in this Agreement, any Specified Transaction Agreement (unless such Specified Transaction Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling) or any Conveyancing Instrument; and

(g) any Fortune Brands Financial Instrument.

SECTION 10.4 Applicability of and Limitation on Indemnification. Except as expressly provided herein, the indemnity obligation under this Article X shall apply notwithstanding any investigation made by or on behalf of any Indemnified Party and shall apply without regard to whether the Loss or Expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

SECTION 10.5 Adjustment of Indemnifiable Losses.

(a) The amount that either party hereto (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Expense or Loss incurred by the Indemnified Party in connection with seeking to collect and collecting such amounts) in reduction of the related Expense or Loss (such net amounts are referred to herein as “Indemnity Reduction Amounts”). Each of Fortune Brands and Cabinets shall use its commercially reasonable efforts to collect any proceeds under its respective available and applicable Third Party insurance policies to which it or any of its Subsidiaries is entitled, and each of Fortune Brands and Cabinets shall reasonably cooperate in connection with such other Party’s efforts to collect any such proceeds; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party. If any Indemnity Reduction Amounts are received by or on behalf of an Indemnified Party in respect of an indemnifiable Expense or Loss for which indemnification is provided under this Agreement after the full amount of such indemnifiable Expense or Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Expense or Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such indemnifiable Expense or Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such indemnifiable Expense or Loss over (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

SECTION 10.6 Procedures for Indemnification of Third-Party Claims.

(a) If any Third Party shall make any claim or commence any arbitration proceeding or suit (each such claim, proceeding or suit being a “Third-Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against Cabinets under Section 10.2 or against Fortune Brands under Section 10.3, such Indemnified Party shall promptly, but in no event later than 15 days after receipt by the Indemnified Party of written notice of the Third-Party Claim, give written notice to the Indemnifying Party describing such Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third-Party Claim; provided, however, that the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) or (ii) if the Indemnified Party has reasonably determined in good faith that the Indemnifying Party controlling such defense will affect the Indemnified Party in a material and adverse manner. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third-Party Claim in the exercise of its exclusive discretion subject to the provisions of this Section 10.6, and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 10.6(b) the amount of any Expense or Loss subject to indemnification hereunder resulting from such Third-Party Claim. If the Indemnifying Party gives the foregoing notice within such 30-day period, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the Indemnifying Party’s sole expense, the conduct and settlement of such Third-Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that: (i) the Indemnifying Party shall use its reasonable best efforts to prevent any Security Interest to thereafter attach to any Asset of any Indemnified Party; (ii) the Indemnifying Party shall use its reasonable best efforts to prevent any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and any counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and any such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be borne by the Indemnified Party unless (iv) the Indemnifying Party and the Indemnified Party shall have mutually agreed that the Indemnifying Party should pay for such counsel, (v) in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such Third-Party Claim or (vi) the Indemnifying Party shall have assumed responsibility for such Third-Party Claim with any reservations or exceptions; and (vii) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article X the Indemnified Party for the full amount of any Expense or Loss resulting from such Third-Party Claim.

(c) If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third-Party Claim as provided in Section 10.6(b), the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(d) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third-Party Claim without the Indemnified Party’s prior written consent; provided, however, that such consent shall not be required if the judgment or settlement: (i) contains no finding or admission of Liability with respect to any such Indemnified Party; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay; (iii) does not involve a Governmental Authority; (iv) includes a full and unconditional release of the indemnitee or indemnitees or (v) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

(e) If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third-Party Claim in good faith or is not settling such Third-Party Claim in accordance with this Section 10.6, the Indemnified Party shall have the right to undertake control of the defense of such Third-Party Claim upon five (5) days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third-Party Claim in the exercise of its discretion, but in accordance with the applicable provisions of this Article X.

SECTION 10.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third-Party Claim shall be reasonably promptly asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such 45-day period or does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XIII.

SECTION 10.8 Contribution. If the indemnification provided for in this Article X is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 10.8 shall not apply) to an Indemnified Party in respect of any Losses or Expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the Cabinets Indemnified Parties, on the one hand, and the Fortune Brands Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Expense or Loss. Solely for purposes of determining relative fault pursuant to this Section 10.8, the relative fault of any Cabinets Indemnified Party, on the one hand, and of any Fortune Brands Indemnified Party, on the other hand, in the case of any Expense or Loss arising out of or related to information contained in the Form 10 Registration Statement, the Information Statement, the Form S-8 Registration Statement (including the related prospectus) or other securities law filing shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Cabinets Business or a Cabinets Indemnified Party, on the one hand, or by the Fortune Brands Business or a Fortune Brands Indemnified Party, on the other hand. The information on Schedules 10.3(d) and 10.3(e) shall be deemed supplied by the Fortune Brands Business or the Fortune Brands Indemnified Parties. All other information in the Form 10 Registration Statement, the Information Statement and the Form S-8 Registration Statement (including the related prospectus) shall be deemed supplied by the Cabinets Business or the Cabinets Indemnified Parties.

SECTION 10.9 Remedies Cumulative. Subject to the provisions of Article IX and Section 10.11, the remedies provided in this Article X shall be cumulative and shall not preclude any assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 10.10 Survival. All covenants and agreements of the parties contained in this Agreement relating to indemnification shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

SECTION 10.11 Exclusivity of Tax Allocation Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Tax Allocation Agreement shall be the exclusive agreement among any of the Parties with respect to indemnification in respect of Tax matters.

SECTION 10.12 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnified Party, or assert a defense against any claim asserted by any Indemnified Party, before any court, arbitrator, mediator or Governmental Authority anywhere in the world, alleging that: (a) the retention or assumption of any Cabinets Liabilities by any Cabinets Party on the terms and conditions set forth in this Agreement and the Transaction Agreements is void or unenforceable for any reason, (b) the retention or assumption of any Fortune Brands Liabilities by any Fortune Brands Party on the terms and conditions set forth in this Agreement and the Transaction Agreements is void or unenforceable for any reason, (c) the terms and provisions of any Transaction Agreements, including any indemnification obligations therein, are void or unenforceable for any reason, or (d) the provisions of Article III or this Article X are void or unenforceable for any reason.

ARTICLE XI

ACCESS TO INFORMATION AND SERVICES

SECTION 11.1 Agreement for Exchange of Information. (a) Subject to Section 11.1(b), and except as set forth in any Transaction Agreement, at all times from and after the Distribution Date for a period of six years (the “Access Period”), as soon as reasonably practicable after written request: (i) Fortune Brands shall afford to the Cabinets Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Cabinets’ expense, provide copies of, all records, books, Contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of any Fortune Brands Party following the Distribution Date that relates to Cabinets, the Cabinets Business or the employees or former employees of the Cabinets Business; and (ii) Cabinets shall afford to the Fortune Brands Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Fortune Brands’ expense, provide copies of, all Information in the possession or under the control of any Cabinets Party following the Distribution Date that relates to Fortune Brands, the Fortune Brands Business (including, for the avoidance of doubt, Fortune

Brands’s captive insurance company) or the employees or former employees of the Fortune Brands Business; provided, however, that in the event that either Fortune Brands or Cabinets determines that any such provision of or access to Information would be commercially detrimental in any material respect, violate any law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence (including, where appropriate, seeking a protective order); provided, further, that:

(x) to the extent specific information-sharing or knowledge-sharing provisions are contained in any of the Transaction Agreements, such other provisions (and not this Section 11.1(a)) shall govern; and

(y) the Access Period shall be extended with respect to requests related to any tax audit or proceeding or other third-party litigation or other dispute filed prior to the end of the Access Period until such litigation or dispute is finally resolved.

(b) Either party hereto may request Information under Section 11.1(a): only for one or more of the following purposes: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party or any of its Affiliates (including under applicable securities or Tax laws) by a Governmental Authority having jurisdiction over such requesting party or Affiliate thereof; (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, Tax or other similar requirements (other than in connection with any action, suit or proceeding in which any Fortune Brands Party is adverse to any Cabinets Party); (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; or (iv) to comply with its obligations under this Agreement or any Transaction Agreement.

(c) Without limiting the generality of the foregoing, until the end of the first full Cabinets fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party hereto shall use its commercially reasonable efforts to cooperate with the other party’s Information requests to enable the other party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

SECTION 11.2 Ownership of Information. Any Information owned by any Party that is provided to a requesting Party pursuant to Section 11.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

SECTION 11.3 Compensation for Providing Information. The party requesting Information agrees to reimburse the providing party for the reasonable Out-of-Pocket Expenses, if any, of gathering and copying such Information, to the extent that such Out-of-Pocket Expenses are incurred for the benefit of the requesting party.

SECTION 11.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article XI after the Distribution Date, except as otherwise required or agreed in writing, or as otherwise provided in the Tax Allocation Agreement, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date for a period ending on the earlier of the sixth anniversary of the Distribution Date and the applicable period specified by the policies and procedures of Fortune Brands as in effect on the Distribution Date or such other policies and procedures as may reasonably be adopted by the applicable party after the Distribution Date; provided that, if Fortune Brands determines that Information in its possession belongs to Cabinets, Fortune Brands may arrange for the transfer of such Information to Cabinets by providing written notice to Cabinets, and Cabinets shall respond to any such notice within ten (10) business days that either it shall accept that transfer or it shall permit the destruction of such Information (with a non-response within such ten (10) business days being deemed an election by Cabinets to permit the destruction of the Information that are the subject of the notice from Fortune Brands). For the avoidance of doubt, Fortune Brands shall have no obligation to retain Information it determines as belonging to Cabinets that has been transferred from Fortune Brands to Cabinets prior to the Distribution or in accordance with this Section 11.4.

SECTION 11.5 Limitation of Liability. No Person required to provide information under this Article XI shall have any Liability to the other Party (a) if any historical Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information or (b) if any Information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 11.4. Notwithstanding anything in this Agreement to the contrary, neither Cabinets or any Cabinet Party, on the one hand, nor Fortune Brands or any Fortune Brands Party, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim or any such Liability resulting from fraud).

SECTION 11.6 Production of Witnesses. At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available, or cause to be made available, to such other Party (without cost (other than reimbursement of actual and reasonable Out-of-Pocket Expenses) to, and upon prior written request of, the other party) its directors, officers, employees and agents as witnesses to the extent reasonably required by such other Party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding (except in the case of any action, suit or proceeding in which any Fortune Brands Party is adverse to any Cabinets Party) in which the requesting party may from time to time be involved.

SECTION 11.7 Confidentiality. (a) From and after the Distribution Date, each of Fortune Brands and Cabinets shall hold, and shall cause their respective Subsidiaries and Affiliates, and use commercially reasonable efforts to cause their Representatives, to hold, in strict confidence, with at least the same degree of care that applies to Fortune Brands’ confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving party after the Distribution Date, all Confidential Information of the disclosing party or any of its Affiliates obtained by such receiving party prior to the Distribution Date, accessed by such receiving party pursuant to Section 11.1 or furnished to such receiving party by or on behalf of the disclosing party or any of its Affiliates pursuant to this Agreement or, to the extent not addressed in a Transaction Agreement, any agreement contemplated hereby, shall not use such Confidential Information (except as contemplated by this Agreement, such Transaction Agreement or any agreement contemplated hereby) and shall not release or disclose such Confidential Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 11.7 or similar confidentiality obligations; provided, however, that Fortune Brands and Cabinets and their respective Representatives may disclose or use such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, based on advise of the receiving party’s counsel, by other requirements of law (in which case such party will provide, to the extent reasonably practicable under the circumstances, advance written notice to the other party of its intent to make such disclosure), (ii) if it or any of its Affiliates are requested by a regulatory body or reliability organization to disclose any such Confidential Information, or (iii) the receiving party can show that such information (x) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (y) has been furnished or made known to the receiving party without any obligation to keep it confidential by a Third Party under circumstances that are not known to the receiving party to involve a breach of the Third Party’s obligations to a party hereto or (z) was developed independently of information furnished or made available to the receiving party as contemplated under this Agreement (except, in the case of each of (x), (y) and (z), to the extent that notwithstanding the foregoing, use or disclosure thereof would be prohibited by applicable law). Each of Fortune Brands and Cabinets, respectively, shall be responsible for any breach of this Section 11.7 by any of its Representatives to whom it has disclosed Confidential Information.

Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clauses (i) or (ii) above, the Party requested to disclose Confidential Information concerning another Party, shall, to the extent reasonably practicable and not prohibited by law, promptly notify such other Party of the existence of such request or demand and, to the extent commercially practicable, shall provide such other Party thirty (30) days (or such lesser period as is commercially practicable) to, at such other Party’s own expense, seek an appropriate protective order or other remedy, which the Parties shall reasonably cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained within a reasonable period of time, the Party that is required to disclose Confidential Information about such other Party shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required or requested to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b) Notwithstanding the provisions of this Section 11.7, each of Fortune Brands and Cabinets will be deemed to have satisfied its obligations under Section 11.7(a) with respect to preserving the confidentiality of the other party’s Confidential Information as long as it takes the same degree of care (but no less than a reasonable degree of care) that it takes to: (i) secure and maintain the confidentiality of its own similar information; (ii) protect its own similar information against anticipated threats or hazards; and (iii) protect against loss or theft or unauthorized access, copying, disclosure, loss, damage, modification or use of its own similar information.

(c) Each of Fortune Brands and Cabinets acknowledges that the disclosing party would not have an adequate remedy at law for the breach by the receiving party of any one or more of the covenants contained in this Section 11.7 and agrees that, notwithstanding Article XII and Section 13.2, the disclosing party shall, in addition to the other remedies that may be available to it, be entitled to an injunction to prevent actual or threatened breaches of this Section 11.7 and to enforce specifically the terms and provisions of this Section 11.7 in any court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 11.7 shall survive the Distribution Date indefinitely.

(d) This Section 11.7 shall not apply with respect to Confidential Information furnished to the receiving party or accessed by the receiving party pursuant to any Transaction Agreement, except to the extent that such Transaction Agreement incorporates the provisions of this Section 11.7 by reference.

(e) Notwithstanding the limitations set forth in this Section 11.7, with respect to financial and other information related to the Cabinets Parties for the periods during which such Cabinets Parties were Subsidiaries of Fortune Brands, in addition to fulfilling its periodic reporting obligations with the SEC as required by applicable law, Fortune Brands shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by Fortune Brands in such disclosures.

SECTION 11.8 Privileged Matters. (a) Each of Fortune Brands and Cabinets agrees to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate to the Cabinets Business or the Fortune Brands Business for any period prior to the Distribution Date (each a “Privilege”). Each party hereto acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the party requesting that such Privilege be asserted. Each party hereto agrees that neither it nor any of its Affiliates shall waive any Privilege that could be asserted by the other party hereto or any of its Affiliates under applicable law without the prior written consent of the other party. The rights and obligations created by this Section 11.8 shall apply to all information relating to the Fortune Brands Business or the Cabinets Business as to which, but for the Distribution, either party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (b) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either party and (c) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(d) Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either party obtains knowledge that any current or former employee of Fortune Brands, Cabinets or any of their respective Affiliates has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information of the other party hereto or any of such other party’s

Affiliates, such party shall notify promptly the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 11.8 or otherwise to prevent the production or disclosure of Privileged Information. Each party agrees that it will not produce or disclose any information that may be covered by a Privilege of the other party or any of such other party’s Affiliates under this Section 11.8 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(e) Fortune Brands’ transfer of books and records and other information to Cabinets, and Fortune Brands’ agreement to permit Cabinets to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Cabinets’ agreement, as set forth in Section 11.7 and Section 11.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 11.1, the agreement to provide witnesses and individuals pursuant to Section 11.6 and the transfer of Privileged Information to Cabinets pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 11.8 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Fortune Brands in, or the obligations imposed upon Cabinets by, this Section 11.8. Cabinets’ transfer of books and records and other information to Fortune Brands, and Cabinets’ agreement to permit Fortune Brands to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Fortune Brands’ agreement, as set forth in Section 11.7 and Section 11.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 11.1, the agreement to provide witnesses and individuals pursuant to Section 11.6 and the transfer of Privileged Information to Fortune Brands pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 11.8 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Cabinets in, or the obligations imposed upon Fortune Brands by, this Section 11.8.

SECTION 11.9 Financial Information Certifications. (a) Until the end of Fortune Brands’s fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), the Parties shall cooperate with each other in such manner as is reasonably necessary to enable (i) the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and (ii) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act.

(b) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Fortune Brands to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which Cabinets was a Subsidiary of Fortune Brands, and within

60 days following the end of any fiscal year during which Cabinets was a Subsidiary of Fortune Brands, Cabinets shall provide a certification statement with respect of internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of Fortune Brands, which certification shall be in substantially the same form as had been provided by officers or employees of Cabinets in certifications delivered prior to the Distribution Date (provided that such certification shall be made by Cabinets rather than individual officers or employees), or as otherwise agreed upon between the parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

(c) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Cabinets to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which Cabinets was a Subsidiary of Fortune Brands, and within 60 days following the end of any fiscal year during which Cabinets was a Subsidiary of Fortune Brands, Fortune Brands shall provide a certification statement with respect to testing of internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of Cabinets, which certification shall be in substantially the same form as had been provided by officers or employees of Fortune Brands in certifications delivered to its principal executive officer, principal financial officer and controller prior to the Distribution Date (provided that such certification shall be made by Fortune Brands rather than individual officers or employees,) or as otherwise agreed upon between the parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

ARTICLE XII

DISPUTE RESOLUTION

SECTION 12.1 Good Faith Officer Negotiation. Subject to Section 12.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Agreement (including regarding whether any Liabilities are Cabinets Liabilities or the validity, interpretation, breach or termination of this Agreement or any Transaction Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within forty-five (45) days after the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by the General Counsels of the Parties. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within forty-five (45) days after receipt of the Officer Negotiation Request, and such forty-five (45)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 12.2.

SECTION 12.2 CEO Negotiation. If any Dispute is not resolved pursuant to Section 12.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each of Cabinets and Fortune Brands (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of Fortune Brands and Cabinets shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of Cabinets and Fortune Brands are unable for any reason to resolve a Dispute within forty-five (45) days after receipt of a CEO Negotiation Request, and such forty five (45)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 12.3.

SECTION 12.3 Arbitration.

(a) In the event that a Dispute has not been resolved within forty five (45) days after the receipt of a CEO Negotiation Request in accordance with Section 12.2, or within such longer period as the Parties may agree in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by binding arbitration. The JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the Parties. The arbitration shall be held in (i) Chicago, Illinois or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 12.3 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000, or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10,000,000 or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second (2nd) of the two (2) arbitrators was named, name a third (3rd), independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Streamlined Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third (3rd), then the third (3rd) independent arbitrator will be appointed pursuant to the JAMS Streamlined Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days from the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Streamlined Rules.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim or any such Liability resulting from fraud). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 12.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article XII will toll the applicable statute of limitations for the duration of any such proceedings. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

SECTION 12.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article XII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 12.1, Section 12.2 and Section 12.3 if such action is reasonably necessary to avoid irreparable damage, and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 12.1, Section 12.2 and Section 12.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 12.1, Section 12.2 and Section 12.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the provisions of the JAMS Streamlined Rules.

SECTION 12.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall continue to honor all commitments under this Agreement and each Transaction Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article XII, unless such commitments are the specific subject of the Dispute at issue.

SECTION 12.6 Dispute Resolution Coordination. Except to the extent otherwise provided in the Tax Allocation Agreement, the provisions of this Article XII (other than this Section 12.6) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters (it being understood and agreed that the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters shall be governed by the Tax Allocation Agreement).

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Entire Agreement. This Agreement and the Transaction Agreements, including the Schedules and Exhibits referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Fortune Brands Parties, on the one hand, and any of the Cabinets Parties, on the other hand, with respect to such subject matter hereof or thereof.

SECTION 13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

SECTION 13.3 Submission to Jurisdiction; Waiver of Jury Trial. Each of Fortune Brands, on behalf of itself and each of the Fortune Brands Parties, and Cabinets, on behalf of itself and each of the Cabinets Parties, hereby irrevocably (a) submits in any Dispute to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago, Illinois, (b) waives any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States, (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 13.10 shall be effective service of process for any litigation brought against it in any such court and (d) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE (AS DEFINED HEREIN).

SECTION 13.4 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Fortune Brands and Cabinets.

SECTION 13.5 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either party, it is in writing signed by an authorized representative of such party. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 13.6 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

SECTION 13.7 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but both of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the parties hereto. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means, including DocuSign or scanned pages, shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

SECTION 13.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, that the rights and obligations of either party under this Agreement shall not be assignable by such party without the prior written consent of the other party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 13.9 Third-Party Beneficiaries. Except for Article X, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

SECTION 13.10 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile or e-mail, when confirmation of transmission is received if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to Cabinets prior to the Effective Time, to:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention: General Counsel

Email: hiranda.donoghue@FBHS.com

If to Cabinets at or after the Effective Time, to:

MasterBrand, Inc.

One MasterBrand Cabinets Drive

Jasper, Indiana 47546

Attention: General Counsel

Email: ahorton@masterbrand.com

If to Fortune Brands, to:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention: General Counsel

Email: hiranda.donoghue@FBHS.com

or to such other address as such party may indicate by a notice delivered to the other party in accordance herewith.

SECTION 13.11 Performance. Fortune Brands will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Fortune Brands Party. Cabinets will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Cabinets Party.

SECTION 13.12 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics or pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such force majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Transaction Agreements, as applicable, as soon as reasonably practicable.

SECTION 13.13 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of the Fortune Brands Board (or its designee) without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no party shall have any liability to any Person by reason of this Agreement.

SECTION 13.14 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Cabinets or Fortune Brands, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Cabinets or Fortune Brands, as applicable, under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of Cabinets and Fortune Brands, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable law.

SECTION 13.15 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of the parties hereto contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

SECTION 13.16 Public Announcements. After the Distribution Date, no Fortune Brands Party or Cabinets Party shall make any public announcement in respect of this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by law, rule or regulation (including those with respect to any stock exchange) applicable to such Fortune Brands Party or Cabinets Party (and only to the extent so required), (b) statements and communications describing the terms of this Agreement or any of the Transaction Agreements or to stockholders relating to the tax treatment of the transactions contemplated by this Agreement or any of the Transaction Agreements, (c) statements and communications that are not inconsistent with public statements or communications made by any of the Parties prior to the Distribution Date (or that were made after the Distribution Date in accordance with this Section 13.16) and (d) statements and communications that principally relate to such Party’s own business, including with respect to the benefits obtained as a result of the Distribution. For the avoidance of doubt, statements and communications made to a Party’s own employees or consultants or to a Governmental Authority shall not be considered public announcements for purposes of this Section 13.16.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

FORTUNE BRANDS HOME & SECURITY, INC.

By:	/s/ Nicholas I. Fink
Name:	Nicholas I. Fink
Title:	Chief Executive Officer

MASTERBRAND, INC.

By:	/s/ R. David Banyard, Jr.
Name:	R. David Banyard, Jr.
Title:	President

[Signature Page to Separation and Distribution Agreement]